Exhibit 10.19

Execution Copy

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Amended and Restated Development and License Agreement

between

Metabasis Therapeutics, Inc.

and

Schering Corporation

Dated as of December 13, 2006

ARTICLE XV GENERAL PROVISIONS	48

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

This Amended and Restated Development and License Agreement (this Agreement) is made as of December 12, 2006 and is effective as of the Amended Closing Date by and between Metabasis Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (Metabasis) and Schering Corporation, a corporation organized and existing under the laws of New Jersey (Schering) (each a “Party” and collectively the “Parties”).

Recitals

A.               Metabasis is engaged in the research and development of therapeutic products and technologies.

B.                Metabasis has acquired or possesses the right to license worldwide proprietary rights to certain HepDirect Compounds for the treatment of Hepatitis B.

C.                Metabasis and Valeant Pharmaceuticals International (Valeant), then known as ICN Pharmaceuticals, Inc., previously entered into a Development and License Agreement of October 1, 2001 relating to the Licensed Compound (the Original Agreement).

D.               Metabasis, Valeant and Schering have executed an Assignment Agreement effective as of the Amended Closing Date pursuant to which Metabasis and Valeant have consented to the assignment by Valeant to Schering of Valeant’s rights and obligations under the Original Agreement.

E.                Schering has expertise in researching, developing, manufacturing and marketing pharmaceutical products for the treatment of human diseases and wishes to develop, manufacture, and market Products based on the Licensed Compound in accordance with this Agreement.

F.                Metabasis wishes to grant an exclusive license to Schering and Schering wishes to acquire an exclusive license with respect to, and to develop, manufacture, and market Products, in accordance with this Agreement.

G.                Metabasis and Schering now wish to amend and restate the Original Agreement on the terms of this Agreement.

Agreement

In consideration of the above and the mutual covenants set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1              Definitions

In this Agreement, capitalized terms have the respective meanings set forth below.

Act means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements.

Accounting Period means a calendar quarter commencing on the first day of an Accounting Period (and for the first Accounting Period, commencing on the Amended Closing Date), respectively January 1, April 1, July 1, and October 1, each being the first day, and finishing the last day of an Accounting Period respectively on March 31, June 30, September 30 and December 31, each being the last day.

Accounting Standards means with respect to both Metabasis and Schering, GAAP (United States Generally Accepted Accounting Principles), in each case as generally and consistently applied throughout the Party’s organization.

Affiliate of a Party means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, where control means direct or indirect ownership of more than fifty percent (50%) of the voting interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control of management or the ability to cause the direction of the management or policies of a corporation or other entity.  In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

Agreement has the meaning set forth in the preamble.

Amended Closing Date has the meaning set forth in Section 15.17.

Approval Authority means a governmental authority or agency whose approval is required in a country for any Regulatory Approval, including the FDA, EMEA and any national or regional regulatory authorities.

Assignment Agreement means the assignment agreement entered into among Metabasis, Schering and Valeant relating to the assignment by Valeant to Schering of Valeant’s rights and obligations under the Original Agreement.

Bankruptcy Code means Title 11, U.S. Code.

Breaching Party has the meaning set forth in Section 12.3.

Business Day means a day when banks are open for business in Los Angeles, California, and New York, New York.

Claims has the meaning set forth in Section 10.1.

Combined Product means any pharmaceutical product with two or more active pharmaceutical ingredients (in any formulation and including a combination of separate dosage forms in a single package), one of which is a Licensed Compound and one or more of which is not, sold as a single item for one price.

Commercially Reasonable Efforts means with respect to the development, manufacture, Regulatory Approval, and commercialization of Licensed Compound and Product, application of efforts and resources at all times that are consistent with what Schering applies for similar pharmaceutical products of similar market potential at similar stages of development.

Competitive Product means any pharmaceutical product in final form which [***] and such product is not a Product being commercialized by Schering or a Sublicensee of Schering pursuant to this Agreement.

Compassionate Sales means, with respect to a Product in any country in the Territory, any sale of the Product by Schering or any of its Affiliates or Sublicensees that is required by a governmental authority to be made to certain persons or classes of persons in such country, before or after the Product has been approved for use in such country by the Approval Authority, but before the price of the Product (or reimbursement for the Product) has been determined by the applicable governmental authority in such country.

Confidential Information means all know-how and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

Control or Controlled means, with respect to any compound, material, information or intellectual property right, that the party owns or has a license and has the ability to grant to the other party a license or a sublicense (as applicable) as provided for herein without violating (i) the terms of any agreement with any Third Party or (ii) any law or governmental regulation applicable to such license or sublicense.

Cover, Covering or Covered means that, with respect to a Patent Right, a compound, product, practice or the like which would infringe a Valid Claim of such Patent Right in the absence of a license.

Development Steering Committee has the meaning set forth in Section 5.1.

Dollars or $ means the lawful currency of the United States.

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EMEA means the European Medicines Agency, or any successor entity thereto.

Encumbrance means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

EU Major Market means any [***] of the following countries:  [***]

EU Regulatory Approval means (a) marketing authorization approval from the EMEA and pricing approval and reimbursement in the EU Major Market or (b) marketing authorization approval and pricing approval and reimbursement in the EU Major Market.

European Union means the amalgamation of European member states created by the Treaty on European Union (commonly called the Maastricht Treaty) effective January 1, 1993 as expanded since such date.

FDA means the United States Food and Drug Administration, or any successor entity thereto.

Field means all human and animal pharmaceutical and diagnostic applications in all indications, including for prevention or treatment of all diseases.

First Commercial Sale means, with respect to a Product in any country in the Territory, the first arms-length sale to a Third Party purchaser in such country of a Product by Schering or any of its Affiliates or Sublicensees, after Regulatory Approval in such country, which transfers physical possession and title to the Product, provided, however, that any Compassionate Sales or sales for pre-marketing, testing, or sampling will not be a First Commercial Sale.

Fully Burdened Manufacturing Cost shall have the meaning set forth in Exhibit C.

Generic Affiliate means any Affiliate of a Party whose principal business activity is the development, manufacture, commercialization or distribution of generic pharmaceutical products.

Generic Equivalent means, as to any specific Product at issue which has received Regulatory Approval in the country at issue, a pharmaceutical product with the same active ingredient and administrative route as the Product and which has (i) in the United States, received Regulatory Approval from the FDA (x) under an abbreviated NDA in accordance with 21 C.F.R. 314.94(a) which refers to the specific Product at issue as the Reference Listed Drug (as defined in 21 C.F.R. 314.3(b)), (y) under an NDA described in Section 505(b)(2) of the Act as to which information necessary for approval is contained in the NDA filed for the specific Product at issue but as to which the applicant in the NDA for such potential Generic Equivalent does not have a right of reference or (z) by any means by which the potential Generic Equivalent can obtain Regulatory Approval based, in part, on information contained in the NDA filed for the specific Product at issue but as to which the applicant in the application for Regulatory Approval for such potential Generic Equivalent does not have a right of reference; and (ii) in any other

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country in the Territory, from the Regulatory Authority having jurisdiction in such country (x) under an application similar to an abbreviated NDA which references the specific Product at issue in a manner similar to a Reference Listed Drug, (y) under an application similar to an NDA described in Section 505(b)(2) of the Act as to which information necessary for approval is contained in the NDA filed for the specific Product at issue (or the comparable application filed in the country at issue) but as to which the applicant in the application for such potential Generic Equivalent does not have a right of reference or (z) by any means by which the potential Generic Equivalent can obtain Regulatory Approval based, in part, on information contained in the NDA filed for the specific Product at issue (or the comparable application filed in the country at issue) but as to which the applicant in the application for Regulatory Approval for such potential Generic Equivalent does not have a right of reference.

Handle has the meaning set forth in Section 8.1.

HepDirect Compounds means all compounds that fall within the scope of the HepDirect Technology which are Controlled by Metabasis.

HepDirect Technology means compositions and methods of making and using the same, of any and all [***], including all proprietary and technical information related thereto, and all patentable and non-patentable inventions, discoveries, experience, disclosure claims, formulas, processes, procedures, compositions of matter, specifications, methods, techniques, trade secrets, technologies, data, know-how, instructions, processes, formulae, materials and results related thereto which are Controlled by Metabasis and include those Patent Rights set forth in Schedule A.

IND means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of the Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Approval Authority of a given country or group of countries.

Indemnified Party has the meaning set forth in Section 10.3.

Indemnifying Party has the meaning set forth in Section 10.3.

Know-How means any and all inventions, developments, results, and other information, including clinical, technical, scientific and medical information, know-how, methods, practices and trade secrets, quality control information and procedures, pharmacological, toxicological and clinical test data and results and regulatory information.

Licensed Compound means all forms of MB6866 as identified at Exhibit A (at times known as remofovir and now known as pradefovir) including any complexes, chelates, clathrates, acids, bases, esters, salts, isomers, stereoisomers, enantiomers, pro-drug form, metabolite, hydrate, solvate, polymorph, and crystalline forms thereof, or any Substitute Compound substituted in accordance with Article III, and its various forms including salts and prodrugs.

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Licensed Patents means any and all Patent Rights which Metabasis Controls in any country of the Territory, having one or more Valid Claims Covering the Licensed Compound or Product in the Field and which are reasonably necessary or useful to research, develop, prepare, make, have made, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail or otherwise commercialize a Licensed Compound or Product in the Field in the Territory.  Licensed Patents includes the Patent Rights set forth on Schedule A.

Licensed Technology means all HepDirect Technology on the Closing Date or during the Term, which are necessary or useful to research, develop, prepare, make, have made, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail or otherwise commercialize a Licensed Compound or Product in the Field in the Territory.  By way of clarification, Licensed Technology includes all such HepDirect Technology conceived or acquired in whole or in part by Metabasis on or after the Closing Date including the items set forth in Section 8.4 (a) below.

MAA means an application for authorization to market the Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Approval Authority of a given country or group of countries.

Major Health Care Company shall mean a Third Party pharmaceutical or biotechnology company (including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) [***].

Major Market Country means each of the following countries and its territories and possessions: [***]

Metabasis has the meaning set forth in the preamble.

Metabasis Change of Control means any transaction or series of related transactions in which a Major Health Care Company acquires or becomes the beneficial owner of (i) more than fifty percent (50%) of the outstanding voting securities of Metabasis or the surviving entity, whether by merger, consolidation, reorganization, tender offer or similar means, or (ii) all or substantially all of the assets of Metabasis, howsoever caused, including by sale or lease.

Metabasis Insolvency Event means, in relation to Metabasis, any one of the following: (a) that Metabasis is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Metabasis (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of Metabasis; (c) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up Metabasis, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of Metabasis; (d) a resolution shall have been passed by Metabasis or Metabasis’ directors to make an application for an administration order or to appoint an administrator; or (e) that Metabasis makes any general assignment, composition or

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arrangement with or for the benefit of Metabasis’ creditors or suspends making payments to all or substantially all of Metabasis’ creditors.

Milestone means any event relating to the development and commercialization of Products set forth in Section 4.2.

Milestone Payment means any of the payments required under Section 4.2.

NDA means a New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Act and the Regulations.

Net Sales means gross amounts invoiced by or on behalf of Schering and any of its Affiliates or Sublicensees for the Product sold to Third Parties who are not Affiliates or Sublicensees of Schering, unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in bona fide, arms-length transactions, less the following deductions, as determined in accordance with Schering’s usual and customary accounting methods, which are in accordance with its Accounting Standards as consistently applied at Schering, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Schering, its Affiliates or sublicensees with respect to the sale of such Product:  normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product; amounts repaid or credited by reasons of defects, rejection, recalls, returns, field destroys, rebates and allowances of goods specifically identifiable to the Product; chargebacks and other amounts paid on sale or dispensing of such Product; amounts payable resulting from governmental, regulatory or agency mandated rebate programs; tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income); retroactive price reductions that are actually allowed or granted; cash discounts actually granted for timely payment; discounts actually granted pursuant to indigent patient programs and patient discount programs, including, without limitation, coupon discounts; a deduction of [***] for distribution and warehouse expenses; amounts repaid or credited for uncollectible amounts on previously sold products; and any other specifically identifiable amounts included in gross amounts invoiced for Products to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical industry for reasons substantially equivalent to those listed above and are reasonable in amount relative to similar deductions taken by Schering in calculating net sales of its other products.  Each of the deductions set forth above shall be determined on an accrual basis in accordance with GAAP.

In the event the Product is sold as a Combined Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combined Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted (by sales volume) average sale price in that country of the other product(s) sold separately in finished form.  In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of

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determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

Original Agreement has the meaning set forth in the Preamble.

Original Closing Date means October 1, 2001.

Patent Rights means all patents, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing as well as applications of any of the foregoing.  Patent Rights shall include regulatory-based extensions to patent terms, including pediatric exclusivity periods in the United States.

Phase I Clinical Trial means the initial introduction of an investigational new drug into humans primarily designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, and also may include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes.

Phase II Clinical Trial means a controlled clinical study conducted primarily to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.

Phase III Clinical Trial means a pivotal clinical study of a Product in patients the protocol of which is designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a filing for NDA approval in the US or EU Regulatory Approval.

PMEA means 9-2-(phosphonomethoxy)ethyl adenine.

Prodrug of PMEA means any compound which, as a result of in vivo metabolism after administration, releases PMEA as the active ingredient.

Product means any human pharmaceutical product in finished pharmaceutical form containing, in whole or as a component, the Licensed Compound.

Program Improvement means Know-How and all Patent Rights related to such Know-How that is developed by or on behalf of Schering (or its Affiliates) or jointly by Schering and Metabasis or any of their Affiliates, in connection with the development, manufacture, marketing, importing, use, or sale of Licensed Compound or Products.

Program Patent means any Patent Right claiming a Program Improvement, granted or filed in the Territory on or after the Amended Closing Date, and Controlled by Schering or its Affiliates but excluding any Generic Affiliates.

Program Transfer Provisions has the meaning set forth in Section 12.5.4.

Recipient has the meaning set forth in Section 11.2(a).

Regulations means the regulations made under the Act, as amended or supplemented.

Regulatory Approval means with respect to a particular country all government approvals required by any government or regulatory authority to permit the sale of Products in such country, including any necessary pricing or pricing reimbursement approvals.

Royalty Obligation Period has the meaning set forth in Section 4.4.

Royalty Payments means the royalty due by Schering to MV on Net Sales as set out in Clause 4.3(a)(i).

Sales & Royalty Report means a written report or reports showing each of: (a) the Net Sales of each Product in each country in the world during the reporting period by Schering and each Affiliate and Sublicensee; and (b) the Royalty Payments, in United States Dollars, which shall have accrued in respect of such sales and the basis of calculating the Royalty Payments, including for each country where applicable, any royalty reductions made under Sections 4.3 (a)(ii), (c), (d) and (e).

Schering has the meaning set forth in the preamble.

Sublicensee means each person to whom Schering has granted a sublicense under Section 2.2.

Substitute Compound means a HepDirect Compound provided to Schering pursuant to Article III.

Term means the term of this Agreement, as set forth in Section 12.1.5.

Territory means all the countries of the world and their territories and possessions.

Third Party means any person other than: Metabasis, Schering, or any of their Affiliates.

United States means the United States of America and its territories and possessions.

Valeant License Agreement means the license agreement entered into between Schering and Valeant effective as of the Amended Closing Date relating to the license of certain Valeant intellectual property relating to the Licensed Compounds and Product.

Valid means with respect to an NDA or an MAA or other filing for Regulatory Approval with the relevant Approval Authority that the relevant Approval Authority has determined that such NDA or MAA or other filing for Regulatory Approval has successfully completed its validation procedure.

Valid Claim means any claim of an issued and unexpired Patent Right which has neither been revoked, held unenforceable, unpatentable nor invalid by a final decision of a court or a governmental agency of competent jurisdiction (including any competent patent office), and any patent application within the Licensed Patents which is being Handled by Metabasis which has been pending for less than (i) [***] for patent applications in the United States, or (ii) [***] for non-U.S. patent applications from the date of filing, unless on the date of expiration of the applicable foregoing (i) or (ii), one or more rejections of the pending claims of such patent application are under appeal to a board of appeals, court, or other authority with jurisdiction over appeals of such rejections.

1.2             Interpretation

In this Agreement, unless the context requires otherwise

(a)              the singular includes the plural and vice versa;

(b)              words denoting persons include corporations, partnerships and other legal persons;

(c)              a reference to a specified section, paragraph or schedule is a reference to that specified section, paragraph or schedule of this Agreement;

(d)              the article and section headings and the Table of Contents are for convenience only and do not affect the interpretation of this Agreement;

(e)              “includes” and “including” means including without limitation; and

(f)               a reference to a Party includes its successors and permitted assigns.

1.3             Conditions Precedent; Agreement Supersedes and Replaces the Original Agreement

This Agreement will become effective only upon the execution by all parties thereto of both (i) the Assignment Agreement; (ii) the Valeant License Agreement; and (iii) the expiration or termination of the applicable waiting period under the HSR Act as specified in Section 15.17.  Metabasis and Schering acknowledge that the complete execution of the agreements identified in the foregoing (i) and (ii) (the Other Agreements) is a condition precedent to the effectiveness of this Agreement and that failure of either or both of those separate agreements to be fully executed will render this Agreement null and void.  The Original Agreement shall remain in full force and effect until the Amended Closing Date.

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ARTICLE II

LICENSE

2.1             License

Subject to the terms and conditions of this Agreement, Metabasis grants to Schering, and Schering accepts, the exclusive right and exclusive license under the Licensed Patents and the Licensed Technology within the Field throughout the Territory (with the right to grant sublicenses in accordance with Section 2.2), to research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer for sale, sell, have sold, distribute, promote, detail, and otherwise commercialize the Licensed Compound or Products.  The license is exclusive (even as to Metabasis) with respect to the Licensed Patents and with respect to the Licensed Technology.  This Section 2.1 does not prevent Metabasis from granting licenses to Third Parties with respect to compounds or products that do not fall within the definition herein of Licensed Compounds or Products.

2.2             Sublicense

(a)              Subject to Sections 2.2(b) and 6.1, Schering has the sole and exclusive right to sublicense the rights granted to it by Metabasis under the Licensed Patents and the Licensed Technology, in each case within the Field throughout the Territory, to any Affiliate or Third Party at any time at its sole discretion (as such, a Sublicensee).  In addition, subject to Section 2.2(b), Schering may subcontract to Third Parties the performance of particular tasks and obligations with respect to the development and commercialization of the Product as Schering deems appropriate.

(b)              In the case where Schering wishes to sub-license all or substantially all of its rights under this Agreement in any Major Market Country or Major Market Countries to a Third Party (Effective Out-License), [***].  For the avoidance of doubt, any co-promotion or co-marketing arrangement in such Major Market Country with a Third Party shall not constitute an Effective Out-License.  [***], Schering will [***] by written notice to Metabasis disclosing the identity of the proposed Third Party Sublicensee and the proposed scope and other material commercial (but not financial) terms of the sublicense.  Metabasis will not [***] within [***] of receipt of such written notice.  The Parties hereby agree [***]

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[***] in accordance with this Agreement.  In addition, Metabasis will not [***].  Any failure to respond within such [***] time period [***] by Metabasis.  In the case of sublicenses outside of Major Market Countries Schering shall use reasonable commercial efforts to give notice promptly to Metabasis of any sublicense to a Third Party where such Third Party assumes a substantial portion of the responsibilities of Schering under this Agreement, provided that Schering shall have no liability for any inadvertent failure to do so.

(c)              Schering shall remain responsible for ensuring compliance with the terms of this Agreement by Sublicensees.  Schering shall also pay to Metabasis royalties on Net Sales by Third Party Sublicensees pursuant to Section 4.3 of this Agreement and Schering will pay such royalties irrespective of whether Schering receives payments or other consideration due from such Third Party Sublicensees.

(d)              Any sublicense granted by Schering other than in conformity with the provisions of this Section 2.2 shall be null and void.

2.3             Exclusivity

(a)              Except as provided in Section 2.1 and as permitted by Sections 6.1, 12.3, and 12.4, during the Term, Metabasis will not license or otherwise grant to any Third Party any rights under the Licensed Patents or the Licensed Technology to research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer to sell, or sell, have sold, distribute, promote, detail or otherwise commercialize Licensed Compounds or Products in the Territory within the Field.

2.4             Provision of Information

(a)              Within [***] following the Amended Closing Date, Metabasis will disclose and provide all information in its possession or control relating to the Licensed Patents and the Licensed Technology to Schering or its designated Affiliate to the extent necessary or useful to enable Schering to perform its obligations under this Agreement to develop, manufacture, register, use or market the Licensed Compound and/or Product and practice the licenses granted hereunder efficiently including, to the extent reasonably available to Metabasis, any clinical data, study reports, any information relating to manufacturing, any agreements in respect of the Licensed Compound, and any related correspondence and filings with any Approval Authority (including notes or minutes of any meeting with any Approval Authority).  As part of such disclosure, as soon as reasonably practicable, Metabasis will disclose to Schering all Licensed Technology, including to the extent reasonably available to Metabasis pre-formulation reports, clinical manufacturing batch records, development reports, IND documentation, analytical results, analytical method validation report, raw material and excipient sourcing information, quality audit findings, stability reports and any other relevant technical information.  Such information is subject to the confidentiality provisions of Article XI hereof.

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(b)              Metabasis shall have a continuing obligation to disclose and provide to Schering such additional Licensed Technology as is developed or obtained by Metabasis or its Affiliates during the term of this Agreement which Metabasis has the legal right to disclose to Schering.  In addition, Metabasis will, [***], provide reasonable assistance to Schering in connection with understanding and using the Licensed Technology, including by providing information to assist Schering in developing the Licensed Compounds or Products and its related activities.

2.5             Limits on the Use of Licensed Compound by Metabasis

From the Amended Closing Date, Metabasis and its Affiliates will not research, develop, manufacture, have manufactured, market, export, have exported, import, use, offer for sale, or sell, have sold, distribute, promote, detail or otherwise commercialize the Licensed Compound.  The rights granted under this Agreement are to the exclusion of Metabasis, except as otherwise set forth in this Agreement.

2.6             Optimization of Licensed Compound

[Intentionally omitted]

2.7             Non Competition

(a)              Metabasis agrees that for a period of [***], Metabasis and its Affiliates will not, directly or indirectly, promote the sale of, sell, or otherwise commercialize, any Competitive Product, or license, assign, permit or otherwise assist, Third Parties to engage in any of such activities, in such country, provided, however, that Metabasis and its Affiliates shall be permitted to commercialize a Competitive Product in a country with respect to which Schering’s rights have terminated pursuant to a termination by Metabasis under Section 6.1 or 12.3 or a termination by Schering under Section 12.5 of this Agreement.

(b)              Schering and its Affiliates (other than any Generic Affiliates) may not for [***], directly or indirectly, promote the sale of, sell, or otherwise commercialize a Competitive Product in such country.  For the avoidance of doubt, if Schering acquires or becomes the beneficial owner of a Third Party and as a result of such acquisition acquires full commercialization rights to any Competitive Product, Schering shall [***]

(c)              Notwithstanding anything in the Agreement to the contrary, in the event that Metabasis breaches the non competition provisions contained herein, Schering shall have the

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right to offset the full amount of damages it has suffered as a result of Metabasis’ breach against any payments to Metabasis pursuant to Article 4 hereof.

ARTICLE III

SUBSTITUTE COMPOUND

If Schering, after consultation with the Development Steering Committee, reasonably determines that the further development of the Licensed Compound is not desirable because it will not be successful, will violate any Third Party patent, or for a comparable reason decides not to pursue such development, Schering will provide written notice of such determination to Metabasis.  Metabasis will then promptly and in good faith provide to Schering a complete list of all [***] which Metabasis has the right to license and all other [***] which, based on the information available to Metabasis at the time such list is prepared, a reasonable person would expect to have potential for use in the treatment of Hepatitis B in humans, on which list Metabasis will identify those compounds determined by Metabasis to have the greatest likelihood of success for use in the treatment of Hepatitis B in humans.  Schering will have a period of [***] from the date it receives the list from Metabasis to evaluate the [***], and to select one of them for development by written notice to Metabasis (the Substitute Compound) and Metabasis will provide access to all information and data in its possession or control that Schering reasonably requests in order to perform such evaluation.  Any additional research and development costs required to provide the Substitute Compound will be paid by Schering.  From the date when the selection of the Substitute Compound is made by Schering, the Substitute Compound will be deemed to be the Licensed Compound for the purposes of this Agreement, the compound it replaces will cease to be the Licensed Compound and Metabasis will recover the rights to the compound it replaces, provided, however, that Schering will own all rights in and to any Schering Inventions.  The substitution rights of Schering under this Article III shall continue during the time in which a Product is in the development stage and may be exercised more than once until the First Commercial Sale of a Product.  It is understood and agreed that the milestone payments provided for in Section 4.2 will not be paid more than once under this Agreement regardless of the substitution of a compound or compounds for the original Licensed Compound hereunder.

ARTICLE IV

COMPENSATION

4.1             Upfront Fee

Within five (5) business days following the Amended Closing Date, Schering will make a one-time, non-refundable, non-creditable payment to Metabasis in the amount of one million

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eight hundred thousand Dollars ($1,800,000) (the “Metabasis Upfront Fee”), which together with the Valeant License Fee set forth in Section 4.1 of the Valeant License Agreement comprise a total upfront payment in the amount of twenty one million Dollars ($21,000,000) (the “Total Upfront Fee”).

4.2             Milestone Payments

(a)              In consideration of the licenses and rights granted by Metabasis to Schering hereunder Schering will pay to Metabasis the following non-refundable, non-creditable Milestone Payments provided that the amounts below, together with the milestone payments due Valeant under Section 4.2 of the Valeant License Agreement, constitute the full amount of the milestones due Metabasis and Valeant pursuant to the terms of both this Agreement and the Valeant License Agreement:

(i)         [Intentionally omitted]

(ii)        [***]

(iii)       [***]

(iv)      [***]

(v)       [***]

(vi)      [***]

(vii)     [***]

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(b)              Each Milestone Payment due under Section 4.2(a) will be due only once for the first Product in respect of which the indicated Milestone occurs, regardless of the substitution for the Licensed Compound of a Substitute Compound pursuant to Article III.  Schering will notify Metabasis in writing within [***] of the occurrence of each Milestone and will make all Milestone Payments within [***] after receipt of an invoice from Metabasis for payment of the Milestone substantially in the form of Exhibit B.  For the avoidance of doubt the subsequent occurrence of any similar event in respect of any Product, including in respect of any additional indication(s), will not give rise to any additional obligation of Schering to make a Milestone Payment with respect to such subsequent event.

4.3             Royalties

(a)              In addition to the amounts payable under Section 4.2, Schering will collectively pay Metabasis and Valeant (collectively referred to as “MV”), in any calendar year during the Royalty Obligation Period, royalties in the aggregate amounts as follows on a Product-by-Product and country-by-country basis and provided that the amounts below constitute the full amount of the royalties due MV pursuant to the terms of both this Agreement and the Valeant License Agreement:

(i)         (i) in any country in which there is a Valid Claim of a Licensed Patent, a royalty on Net Sales in such country as provided below:

(A)          on Net Sales of Products [***];
(B)           on Net Sales of Products [***].

(ii)        on Net Sales of each Product in any country in which there is no Valid Claim of a Licensed Patent, [***].

(b)              Royalties on Net Sales will be calculated every Accounting Period. Within [***] after the last day of each such Accounting Period during the term of this Agreement following the First Commercial Sale of a Product, Schering will provide to MV the Sales & Royalty Report. If MV has no comments on such report, Metabasis and Valeant shall each submit an invoice to Schering substantially in the form of Exhibit B with respect to the Royalty Payment, each of which shall be signed by both Metabasis and Valeant and shall indicate the proportion of the Royalty Payments that shall be made to each of (i) Metabasis and (ii) Valeant, provided, however, that the sum of the payments to be made to each of Metabasis and Valeant may not exceed 100% of the actual Royalty Payments calculated as due based on the

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Royalty Report (the “Total Royalties Due”).  In the event that there are invoicing discrepancies (such that, for example, the total of the Royalty Payments based on the invoices received from each of Metabasis and Valeant exceeds the Total Royalties Due) , Schering may, in it sole discretion, make payment to each of Metabasis and Valeant as it determines is appropriate and shall have no liability to Metabasis or Valeant with regard to any disagreement with respect to such allocation so long as the total of such payments is equal to the Total Royalties Due. Schering shall pay the Royalty Payment within [***] after receipt of the invoices.  All such Royalty Payments constitute the full amount of the Royalty Payments due MV pursuant to the terms of both this Agreement and the Valeant License Agreement.

(c)              Schering may obtain a license under any issued patent from one or more Third Parties which patent, but for such license, would be infringed by the exercise of the rights granted to Schering hereunder. For any such Third-Party licenses, Schering may reduce the royalties otherwise due to MV hereunder by an amount [***] paid by Schering to such Third Party or Third Parties to the extent attributable to such license, including any [***]; provided, however, that the total such reduction for all such Sublicenses shall not cause the royalties due to MV in any calendar year to fall below [***] of the royalties which would otherwise be due (i.e. without reference to the reduction due to Sublicense royalties) to MV in such year. Any portion of such reduction which is unused in any year because of the foregoing proviso [***]; and further provided that no reduction in royalties will result from a license to a Third Party patent that claims [***] that are not necessary in order to develop, manufacture or commercialize the Licensed Compound, [***]; and further provided that no reduction in royalties will result from a license to a Third Party patent where such license covers a Combined Product and where no actual or alleged infringement by the claims of such patent would result from activities relating to a Product whose only active pharmaceutical ingredient is a Licensed Compound, [***]. Metabasis shall remain responsible for the payment of royalty obligations, if any, due to Third Parties under any Licensed Patents or Licensed Technology which has been licensed to Metabasis and is sublicensed to Schering under this Agreement. All such payments shall be made promptly by Metabasis in accordance with the terms of its license agreement.

(d)              If a Third Party sells a product which is a Generic Equivalent to a Product in any country in which Schering, an Affiliate or Sublicensee is selling such Product, the royalty payable by Schering to MV under this Agreement with respect to such Product in each such country will be [***] for the time period during which such Generic Equivalent is sold by or on behalf of such Third Party in such country.

(e)              If any Approval Authority imposes a price limitation for specific indications or patients, and [***] claims that such limitation [***]

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[***] for a Product in such country, and [***] will apply for so long as such price limitation continues to have such effect. If the Parties fail to promptly agree to [***], the matter will be referred to arbitration pursuant to Article XIV and the [***]. Schering will, to the extent permitted by law, use reasonable commercial efforts to resist the imposition or continuation of any such price limitation.

4.4             Duration of Royalty Obligations

The period during which Schering is required to pay the royalty under Section 4.3 with respect to each Product (the Royalty Obligation Period) will terminate in each country in the Territory upon the occurrence of the later of:

(a)              the expiration or invalidation in such country of the last to expire or be invalidated Licensed Patent which but for this Agreement would be infringed by the manufacture, use or sale of such Product in such country; and

(b)              [***] after the First Commercial Sale in such country of such Product.

4.5             Payment Terms

(a)              Schering will make all payments required to be made to Metabasis under this Agreement in Dollars to Metabasis by wire transfer of immediately available funds to a bank account of Metabasis designated by Metabasis from time to time in accordance with this Agreement.  Schering shall have no obligation to pay any proportion of a Royalty Payment to Metabasis or Valeant, as the case may be, until and unless a valid invoice indicating the appropriate proportion of the Royalty Payment to make to such party has been properly submitted.

(b)              In the event that any payment due to Metabasis hereunder, including any upfront payment, royalty payment and milestone payment, is not made when due, the payment shall accrue interest from the date due at the [***], provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

4.6             Taxes

All amounts owed under this Agreement will be reduced and paid after deduction as required by law for all applicable taxes, fees, and other charges on such amounts except taxes imposed with respect to or based on a Party’s net income.  In particular, any tax required to be withheld by Schering under the laws of any country for the account of Metabasis (withholding

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taxes) will be promptly paid by Schering for and on behalf of Metabasis to the appropriate governmental authority, and Schering will furnish Metabasis with reasonable proof of payment of such tax.  All such tax actually paid on Metabasis’ behalf will be deducted from royalty payments due Metabasis or promptly reimbursed to Schering if no further payments are due Metabasis.  Schering will reasonably assist Metabasis in minimizing the withholding taxes applicable to any payment made by Schering and in claiming tax refund at Metabasis’ request.  Each Party agrees to reasonably assist the other Party in claiming exemption from such withholding of taxes of any type under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

4.7             Allocation of Royalty Payment

Provided that Schering shall make the Royalty Payments in the aggregate amount specified in Section 4.3 and as specified in the Invoices submitted by Metabasis and Valeant in accordance with Section 4.3(b), Schering shall have no liability to Metabasis or Valeant with regard to any disagreement with respect to the allocation of the Royalty Payment between Metabasis and Valeant.

4.8             Records

Schering and its Affiliates will keep, and will require its Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and Milestone Payments payable to Metabasis with accounting principles consistently applied from period to period, in accordance with the applicable Accounting Standards.  Such books of account will be kept, as the case may be, at Schering’s or its Affiliate’s or Sublicensee’s principal place of business for [***] following the Accounting Period to which they pertain.  From time to time in accordance with this Agreement, an  internationally recognized independent public accounting firm retained by Metabasis may perform an audit of such books and records of Schering, its Affiliates and Sublicensees for the period or periods reasonably requested by Metabasis solely for the purpose of ensuring compliance with the terms of this Agreement by Schering, its Affiliates and Sublicensees with respect to all Milestone Payments, royalties and other amounts payable to Metabasis under this Agreement, including the correctness of any report or payments made under this Agreement.  Upon timely request of at least [***] prior written notice from Metabasis, such audit will be conducted during regular business hours in such a manner as to not unnecessarily interfere with Schering’s normal business activities or those of its Affiliates or Sublicensees, and will be limited to [***] prior to delivery of such written notice.  Such audit will not be performed more frequently than once per calendar year nor more frequently than once with respect to any Accounting Period.  All information, data documents and abstracts examined in the audit will be used only for the purpose of verifying royalty statements or compliance with this Agreement, will be treated by Metabasis as Schering Confidential Information subject to the obligations of Article 11 of this Agreement and may not be retained more than [***]  Audit work papers

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and results will be shared by Metabasis to Schering.  If the audit reveals an underpayment, Schering will promptly make up such underpayment.  The failure of Metabasis to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting.  The fees charged by such accountant will be paid by Metabasis unless the audit discloses that any Milestone Payment payable to Metabasis was not paid in accordance with this Agreement or the royalties payable to Metabasis by Schering or its Affiliates or Sublicensees for the audited period are [***] of the royalties actually paid to Metabasis for such period, in which case Schering will pay the fees and expenses charged by the accountant.  Schering will require each of its Affiliates and Sublicensees to make reports to Schering to the same extent as is required of Schering to Metabasis pursuant to this Agreement and to keep and maintain records of Net Sales made pursuant to such sublicense and to grant access to such records to Metabasis’ independent accountant to the same extent required of Schering under this Agreement.  Any disagreement between Metabasis and Schering concerning alleged overpayments or underpayments or other disputes arising from such audits will be resolved by the dispute resolution procedure set forth in Article XIV.

4.9             Sales in Foreign Currencies

Whenever for the purpose of calculating royalties, conversion from any foreign currency is required, such conversion will be made as follows:

(a)              for Schering and its Affiliates, when calculating the Net Sales, the amount of such sales in foreign currencies will be converted from any foreign currency into Dollars using Schering’s then-current standard exchange rate methodology as applied in its external reporting (which is ultimately based on official rates such as Reuters and European Central Bank) for conversion of foreign currency sales into Dollars.

ARTICLE V

DEVELOPMENT STEERING COMMITTEE

5.1             Appointment and Administration of the Development Steering Committee

(a)              As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Amended Closing Date, the Parties will establish a [***] steering committee to review the development of Products, which will include [***] of Metabasis and Schering (the Development Steering Committee) and will be chaired by one of the representatives of Schering.  One such representative from each Party shall be the Alliance Manager as defined below.  Each Party shall appoint (and notify the other Party of the identity of) a representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (Alliance Manager).  The Alliance Managers will serve as the contact point between the Parties for the purpose of providing Metabasis with information on the progress of Schering’s

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development and commercialization of the Product and will be primarily responsible for facilitating the flow of information and otherwise promoting communication within and among the Parties.  Each Party may replace its Alliance Manager on written notice to the other Party.  Each Party, at its sole discretion, may at any time during the Term of this Agreement replace a member it has the right to designate and will provide written notice to the other Party.  The Alliance Managers shall arrange (via person or teleconference) all meetings of the Development Steering Committee and each Party will use reasonable efforts to cause its respective representatives to attend all meetings of the Development Steering Committee.  Each Party will bear the travel and out-of-pocket expenses incurred by its members or representatives in connection with the Development Steering Committee’s meetings.

(b)              The Development Steering Committee will meet at least every six (6) months until the period described in (d) below, or more or less frequently as the Parties mutually deem appropriate.  The first such meeting in any calendar year shall be held in California, USA, with the second meeting held in New Jersey, USA, unless the Parties mutually agree to meet at another location or by telephone or video conference.  The Development Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

(c)              Any disagreement within the Development Steering Committee shall be resolved by the Schering chair, in its sole discretion.

(d)              The Development Steering Committee will exist until [***], unless otherwise agreed by the Parties.

5.2             Responsibility and Authority of the Development Steering Committee

(a)              Subject to the other terms of this Agreement, the Development Steering Committee will review [***].  Schering will give good faith consideration to all reasonable suggestions made by Metabasis concerning development of the Licensed Compound, however development shall be in Schering’s sole discretion and expense.

(b)              The Development Steering Committee will review and discuss the activities of the parties with respect to [***].

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5.3             Reporting obligations in respect of Commercialization

Until [***], Schering will keep Metabasis reasonably informed of all commercialization efforts undertaken by Schering, its Affiliates and Sublicensees, as applicable, with respect to the Licensed Compound and Products, [***].  Until [***], Metabasis may request, no more often than [***], a meeting at which Metabasis may meet with Schering as reasonably practicable.  At such meeting Schering will discuss Schering’s commercialization efforts for Products, including answering Metabasis’ questions regarding such efforts.  Schering may satisfy its obligation to meet with Metabasis under this Section 5.3(a) through meetings of the Development Steering Committee.  Each Party shall be responsible for its own costs and expenses relating to any such meeting.

5.4             Regulatory Activities

(a)              Schering (or its designated Affiliate) will determine the regulatory plans and strategies for the Licensed Compound and/or Product and will hold all IND’s, NDA’s and MAA’s for the Licensed Compound and Product(s) and all other regulatory filings in the Territory.  Schering (or its designated Affiliate) will determine and be responsible for interactions with Regulatory Authorities in the Territory and will bear related expenses.  Within thirty (30) days of the Amended Closing Date, and throughout the Term, Metabasis will provide Schering with all relevant information and data available and known to Metabasis concerning the Licensed Compound for the regulatory filings in the form reasonably requested by Schering and will provide such additional assistance in connection with filings to any Approval Authority as Schering reasonably requires at Schering’s expense, including by executing any required documents, providing access to personnel and providing Schering with copies of all reasonably required documentation.  To the extent required and Metabasis reasonably has access thereto, Metabasis shall grant or cause to be granted to Schering and its Affiliates or Sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Licensor or its Affiliates with any Approval Authority at no additional charge to Schering.

(b)              Schering will be responsible for obtaining Regulatory Approvals for development, use and commercialization of each Product from the Approval Authorities in the Territory and will use Commercially Reasonable Efforts to seek such approvals in the Major Market Countries at its sole cost.

(c)              Each Party agrees that in performing its obligations under this Agreement (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

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ARTICLE VI

DEVELOPMENT AND MARKETING OBLIGATIONS

6.1             Commercial Development Obligation

(a)              Subject to Section 6.1(b), Schering will at its sole expense use Commercially Reasonable Efforts to develop and commercialize a Product in each Major Market Country in the Field as well as generally elsewhere in the Territory, except where such development and commercialization is not commercially reasonable for such Product and provided that it is recognized and acknowledged by Metabasis that such obligation to use Commercially Reasonable Efforts shall not require Schering to develop and commercialize the Product in every country in the Territory.  Subject to compliance with the foregoing, the manner of the development, commercialization, and marketing of the Products shall be in Schering’s sole discretion.

(b)              If Metabasis determines in good faith that Schering is not using Commercially Reasonable Efforts to develop and commercialize a Product in one or more Major Market Countries, Metabasis may provide written notice to Schering of such determination, which notice will provide reasonable details regarding the facts and circumstances leading up to such determination and the steps which Metabasis reasonably considers Schering should take to resume Commercially Reasonable Efforts relating to such development and commercialization.

(c)              If within [***] after written notice under Section 6.1(b) Metabasis reasonably and in good faith determines that Schering has not resumed using Commercially Reasonable Efforts to develop and commercialize a Product in one or more Major Market Countries, either Party may refer such dispute to arbitration pursuant to Article XIV.  Pending the final decision of the arbitrators, all Schering rights under this Agreement shall continue in full force and effect.  In the event that the arbitrator determines that Schering has failed to use Commercially Reasonable Efforts to develop and commercialize a Product in one or more Major Market Countries, then in respect of those countries where the arbitrator has determined that Schering has failed to use Commercially Reasonable Efforts, all licenses granted to Schering pursuant to Section 2 with respect to such countries or region will terminate and the Program Transfer Provisions as delineated in Section 12.5.4 will apply with respect to those countries only, provided that in the event that the arbitrator determines that Schering has failed to use Commercially Reasonable Efforts to develop and commercialize a Product in [***], then Metabasis may in its sole discretion elect to immediately terminate this Agreement for cause and Schering’s rights under this Agreement will terminate pursuant to Section 12.5.3 and the Program Transfer Provisions delineated in Section 12.5.4 will apply.

(d)              Notwithstanding the provisions of (a) to (c) inclusive above, the manufacture and supply of the Licensed Compound and/or Product under this Agreement shall be in the sole discretion of Schering.

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6.2             Use of Name

Metabasis may not use the name of Schering or any of its Affiliates or any variant thereof, and Schering may not use the name of Metabasis or any variant thereof, in each case in connection with the advertising or sale of any Product, without the prior written consent of the other, except as required by any Approval Authority, including in relation to any Product labeling or packaging.

ARTICLE VII

[Intentionally left blank]

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1             Patent Prosecution and Maintenance

(a)              Patents Covering Inventions Owned By Metabasis.

(i)         For Licensed Patents to inventions owned by Metabasis other than those Covering the HepDirect Technology, Schering will be responsible, at its own expense for preparing, filing, prosecuting and maintaining (collectively, Handling) such Licensed Patents.  Metabasis shall provide such assistance as Schering reasonably requires in relation to the Handling of all such Licensed Patents.  Schering will consult with Metabasis as to the Handling of such Licensed Patents and will furnish to Metabasis copies of all material documents relevant to any such Handling.  Schering will furnish such documents and consult with Metabasis in sufficient time (at least [***] prior to any first deadline for taking any actions) before any action by Metabasis is due to allow Metabasis to provide comments thereon, which comments Schering must consider.  At Schering’s expense and reasonable request, Metabasis shall provide reasonable assistance in connection with the Handling of all Licensed Patents.  Should Schering decide that it does not desire to Handle a Patent Right within such Licensed Patents in a country in the Territory, it will notify Metabasis thereof in writing with sufficient time for Metabasis to take any appropriate actions.  In such circumstances, Metabasis may, but is not obligated to, Handle the same at Metabasis’ own cost, to the extent that Metabasis desires to do so, and Schering’s rights under this Agreement to any such patents in such country so Handled by Metabasis shall terminate immediately upon such notification.  As soon as practicable and within thirty (30) days after the Amended Closing Date, Metabasis will provide to Schering copies of patent prosecution and maintenance files and powers of attorney for

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attorneys and agents designated by Schering and on forms provided by Schering, in each case sufficient to permit Schering to Handle such Licensed Patents.

(ii)        Metabasis will, at its own expense, (A) Handle all Licensed Patents that Cover the HepDirect Technology (such Licensed Patents being hereinafter collectively referred to as Metabasis Patents and includes the Patent Rights set forth on Schedule B), (B) consult with Schering as to the Handling of such Metabasis Patents, and (iii) furnish to Schering copies of all documents relevant to any such Handling.  Metabasis will furnish such documents and consult with Schering in sufficient time [***] prior to any first deadline for taking any actions other than paying a maintenance fee) before any action by Metabasis is due to allow Schering to provide comments thereon, which comments Metabasis must consider.  At Metabasis’ expense and reasonable request, Schering shall provide reasonable assistance in connection with the Handling of all Metabasis Patents.  Should Metabasis decide that it does not desire to Handle a patent or patent application within the Metabasis Patents in a country in the Territory, as it relates to Licensed Compounds or Products, it will promptly notify Schering thereof.  In such circumstances, Schering may, but is not obligated to, Handle the same at Schering’s own cost, to the extent that Schering desires to do so.

(b)              Patents Covering Inventions Owned By Schering.  Schering will be responsible for, at its own expense, Handling all Patent Rights owned by Schering Covering the Licensed Compound and/or Product (the Schering Patents).

(c)              Cooperation of the Parties.  Each Party agrees to cooperate fully in the Handling of any Patent Rights owned by the other Party under this Agreement.  Such cooperation includes:

(i)         executing all papers and instruments, or requiring its employees or agents to execute all such papers and instruments to enable the other party to apply for and to prosecute patent applications in any country; and

(ii)        promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution or maintenance of any such Patent Rights.

8.2             Notification of Infringement

If a Party learns of infringement or threatened infringement or misappropriation by a Third Party of any Licensed Patent, Licensed Technology, or Schering Patent relating to the Licensed Compounds and/or Products within the Territory, it will promptly notify the other Party and will include in such notice a description of the basis for the alleged infringement or misappropriation.

8.3             Patent Enforcement

(a)               Subject to the terms of Section 8.3(b), Schering shall have the first right to bring and control any action or proceeding with respect to infringement of any patent claiming or otherwise related to the Licensed Patents and/or Licensed Technology at its own expense and by

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counsel of its own choice, and Metabasis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b)              If Schering determines that in an action under 8.3(a) it may be required to assert one or more Metabasis Patents, it will request Metabasis’ consent to assert such patent or patents.  Metabasis, in its sole discretion, may either consent to Schering assertion of such patent or patents or take control of such action at Metabasis’ own expense and by counsel of its own choice, in which case Schering shall have the right, at its own expense, to be represented in such action by counsel of its own choice.  Metabasis shall choose to consent or control such action as soon as reasonably practicable, and no later than [***] before any time limit for bringing such action where the request for such consent is made within [***] of such time limit.

 (c)              If Schering fails to bring an action or proceeding within (a) [***] following the notice of alleged infringement or (b) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Metabasis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Schering shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)              In the event a Party brings an infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney.  Any settlement or other action by a Party which requires payment or other action by the other Party, subjects the other Party to liability or otherwise materially adversely affects the other Party (including in the case of Metabasis a material adverse effect on the HepDirect Technology) will require the other Party’s prior written consent, which will not be unreasonably withheld or delayed.

(e)               The Party which actually brings the action shall be entitled to any damage award and other recoveries resulting therefrom, provided that to the extent that any such damage award or other recovery realized by Schering constitutes compensation for lost sales, [***].

8.4             Ownership and License-Back

(a)              Metabasis Owned Inventions.  As between Metabasis and Schering, Metabasis shall own all rights in and to any and all inventions and know-how, including any Patent Rights (collectively referred to as “Inventions”) made solely by or on behalf of Metabasis during the Term of this Agreement.

(b)              Schering Owned Inventions.  As between Metabasis and Schering, Schering shall own all rights in and to any and all Inventions made solely by or on behalf of Schering during the

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Term of this Agreement in connection with the development and commercialization of the Product hereunder (“Schering Inventions”).

(c)              Joint Inventions.  All Inventions made jointly by employees or consultants of both Parties during the Term of this Agreement in connection with the development and commercialization of the Product hereunder (“Joint Inventions”) shall be jointly owned by the Parties in equal shares.

(d)              License-Back.

(i)         In respect of any Schering Invention that is an improvement to the HepDirect Technology or that is necessary for Metabasis to practice its rights to the HepDirect Technology, Schering will grant to Metabasis a fully paid up, irrevocable, non-exclusive, world-wide license with the right to sublicense under any such Inventions for all purposes in connection with the use of the HepDirect Technology by Metabasis, its Affiliates or Third Parties.

(e)              Joint Inventions shall be included in the Licensed Technology.

8.5             Trademarks

Schering will have the sole right to obtain and own all trademarks associated with or used in connection with the manufacture, marketing and sale of any Products, together with associated goodwill, excluding the mark “HepDirect” and any variants thereof and any goodwill associated therewith which shall be owned by Metabasis.  Such Schering trademarks may vary by country or within a country.  Schering will be responsible for obtaining, maintaining and protecting all applicable trademarks in connection with the manufacture, marketing and sale of any Products as it determines reasonably necessary.

8.6             Defense of Infringement and Invalidity Actions

(a)              Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

(b)              Schering, at its sole expense, will have the first right and, if exercised, will have primary responsibility for and control over the defense of any legal action brought by any Third Party in which Schering, any of its Affiliates or Sublicensees is or becomes a defendant and which is related to alleged infringement of a Third Party Patent Right or Third Party know-how, related to the Licensed Compound or Products.

(c)              If a Third Party brings a legal action relating to the Licensed Compound or Products and asserts in such action that any Licensed Patent or Program Patent is invalid or not infringed by such Third Party, subject to the terms of 8.6(d), Schering, at its sole expense, will have the first right and, if exercised, will have primary responsibility for and control over the defense of such action.

(d)              If the defense of any claim by Schering against a Third Party may include a counterclaim to assert the invalidity or unenforceability of one or more Metabasis Patents, or if a Third Party brings an action asserting invalidity or non-infringement of one or more Metabasis Patents, the terms of Section 8.3(b) shall apply to the assertion of such counterclaim and defense of such action.

(e)              In the event a Party defends such Third Party infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney.  Any settlement or other action by a Party which requires payment or other action by the other Party, or subjects the other party to liability or otherwise materially adversely affects the other Party (including in the case of Metabasis a material adverse effect on the HepDirect Technology) will require the other Party’s prior written consent, which will not be unreasonably withheld or delayed.  The Party which actually defends the action shall be entitled to any damage award and other recoveries resulting therefrom.

(f)               Schering and Metabasis will each use commercially reasonable efforts to cooperate with the other in defending actions under this Section 8.6, including but not limited to giving their consent to being joined in an action to which they are a necessary party.  The defending Party will at all times keep the other Party reasonably informed as to the status of any action under this Section 8.6.  Any settlement or other action by a Party which requires payment or other action by the other Party or subjects the other Party to liability will require the other Party’s prior written consent, which will not be unreasonably withheld or delayed.

(g)              The allocation and reimbursement of costs in connection with the defense, settlement, and/or damage awards under this Section 8.6 supersedes and replaces any indemnification that may otherwise have been available under Article X of this Agreement.

8.7             Patent Extensions

(a)              If requested by Schering, except as set forth below, Metabasis shall cooperate in obtaining patent term restoration (including as permitted under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents in any country and/or region where applicable, at Schering’s expense.  Metabasis shall provide all reasonable assistance requested by Schering, including permitting Schering to proceed with applications for such in the name of Metabasis, if deemed appropriate by Schering, at Schering’s expense.

(b)              Schering shall in its sole discretion determine which, if any, Licensed Patents, other than Metabasis Patents, it will apply to extend.

(c)              Metabasis shall cooperate with Schering in determining which, if any, Metabasis Patents a party may apply to extend.  In the event one or more claims of such Metabasis Patent shall cover a potential product (other than the Product) in clinical development by Metabasis, its Affiliates or Sublicensees, Metabasis will make the final determination as to whether such Metabasis Patent shall be extended.

(d)              If requested, Metabasis shall provide reasonable assistance to Schering, including by executing documents and providing any relevant information to Schering, at Schering’s expense.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

9.1             Representations of Metabasis

Except as otherwise disclosed on Metabasis’ Schedule of Exceptions attached to and made a part of this Agreement, Metabasis represents and warrants to Schering as follows:

(a)              Metabasis is a corporation duly organized under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to carry on its business and to perform its obligations under this Agreement.

(b)              All action on the part of Metabasis necessary for the execution and delivery of this Agreement and the performance of Metabasis’ obligations under this Agreement has been taken.

(c)              The person(s) executing this Agreement on behalf of Metabasis have all necessary corporate powers and have been duly authorized by Metabasis to execute, and deliver this Agreement on its behalf.

(d)              This Agreement constitutes a valid and binding obligation of Metabasis, enforceable in accordance with its terms.

(e)              Except as have been or will be obtained by Metabasis and except for Regulatory Approval, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation, or performance by Metabasis of this Agreement.

(f)               The execution, delivery and performance of this Agreement by Metabasis will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Metabasis is a Party or by which it is bound, or, to the best knowledge of Metabasis, any statute, rule or governmental regulation applicable to Metabasis.

(g)              To the knowledge of Metabasis, Metabasis owns all right, title and interest in and to the Licensed Patents and Licensed Technology, in each case free and clear of all

Encumbrances.  Metabasis is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in the Licensed Patents.

(h)              The Licensed Patents and Licensed Technology are not subject to any Third Party royalty or other payment obligations.

(i)               There are no adverse actions, suits or claims pending or to the knowledge of Metabasis threatened against Metabasis in any court or by or before any governmental body or agency with respect to the Licensed Patents or the Licensed Technology.  To the actual knowledge of Metabasis, not having made any inquiry, there are no Third Party Patent Rights which would reasonably be expected to give rise to such actions, suits, or claims.

(j)               To the actual knowledge of Metabasis, Metabasis has not committed any act or omitted to take any act that is reasonably likely to cause the Licensed Patents to expire prematurely or be declared invalid or unenforceable.

(k)              All application, registration, maintenance and renewal fees in respect of the Licensed Patents and Licensed Technology as of the Amended Closing Date have been paid and all necessary documents and certificates have been filed with the relevant Approval Authorities for the purpose of maintaining the Licensed Patents and Licensed Technology.

(l)               Metabasis has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed Patents and/or Licensed Technology, nor have any proceedings been threatened by Metabasis, nor to the knowledge of Metabasis is there a valid basis for any such proceeding.

(m)             Metabasis has obtained from its employees and to its knowledge all other individuals who participated in any respect in the invention or authorship of any Licensed Patents or Licensed Technology effective assignments of all ownership rights of such individuals in such Licensed Patents and Licensed Technology, either pursuant to written agreement or by operation of law.

(n)              Metabasis has not granted a license to any Third Party or Affiliate Covering any [***] that would prevent Schering from exercising the rights granted under this Agreement.

(o)              Metabasis has not worked on any compositions for treatment of Hepatitis B since the Original Filing Date.

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9.2             Representations of Schering

Schering represents and warrants to Metabasis as follows.

(a)              Schering is a corporation duly organized under the laws of the State of New Jersey.  Schering has all requisite legal and corporate power and authority to carry on its business and perform its obligations under this Agreement.

(b)              All action on the part of Schering necessary for the execution and delivery of this Agreement and the performance of Schering’s obligations under this Agreement has been taken.

(c)              The person(s) executing this Agreement on behalf of Schering have all necessary corporate powers and have been duly authorized by Schering to execute this Agreement on its behalf.

(d)              This Agreement constitutes a valid and binding obligation of Schering, enforceable in accordance with its terms.

(e)              Except as have been or will be obtained by Schering and except for Regulatory Approval, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation or performance by Schering of this Agreement.

(f)               The execution, delivery and performance of this Agreement by Schering will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Schering is a party or by which it is bound, or, to the best knowledge of Schering, any statute, rule or governmental regulation applicable to Schering.

(g)              To the knowledge of Schering, after having made reasonable inquiry, Schering is not performing research or development activities with respect to any compound which may become a Competitive Product.

9.3             Covenants of Metabasis.  Metabasis covenants and agrees that it will not grant any interest in the Licensed Patents or Licensed Technology which is inconsistent with the terms and conditions of this Agreement.

9.4             Disclaimer of Warranties

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED COMPOUND, THE LICENSED TECHNOLOGY AND PRODUCTS LICENSED BY METABASIS TO SCHERING UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” AND METABASIS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  Without limiting the generality of the foregoing, Metabasis expressly disclaims any warranty of (a) the success of any study or test commenced pursuant to this

Agreement, or (b) the safety or usefulness for any purpose of the Licensed Compound, the Licensed Technology or Products.

ARTICLE X

INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1           Indemnification by Schering

Schering will at all times, during and after the Term, indemnify, defend and hold harmless Metabasis, its Affiliates, and their respective directors, officers, employees, and agents (collectively, Metabasis Indemnitees) against any and all Third Party claims, demands, actions and liabilities, including reasonable attorneys’ fees and costs (collectively, Third Party Claims), arising out of or relating to (i) any breach of any representation, warranty or covenant of Schering under this Agreement; or (ii) the actions of Schering or its Affiliates in connection with the development or commercialization of the Products, or (iii) the negligence or willful misconduct of Schering or its Affiliates.  This indemnity obligation will not apply:

(a)              to any Third Party Claim indemnifiable by Metabasis under Section 10.2; or

(b)              to the extent that any claim, loss, damage, liability or Third Party Claim or suit is the result of any negligence or willful misconduct of any Metabasis Indemnitee.

10.2           Indemnification by Metabasis

Metabasis will at all times, during and after the Term, indemnify, defend and hold harmless Schering, its Affiliates, and its Sublicensees and their respective directors, officers, employees and agents (collectively, Schering Indemnitees) against any and all Third Party Claims arising out of or relating to (i) any breach of any representation, warranty or covenant of Metabasis under this Agreement or (ii) the negligence or willful misconduct of Metabasis or its Affiliates.  This indemnity obligation will not apply with respect to:

(a)              any Claim indemnifiable by Schering under Section 10.1; or

(b)              to the extent that any Third Party Claim, loss, damage, liability or Third Party Claim or suit is the result of any negligence or willful misconduct of any Schering Indemnitee.

10.3           Obligations of the Party Seeking to Be Indemnified

If any party entitled to indemnity under this Article X (in each case, an Indemnified Party) desires to seek indemnity under this Agreement from Metabasis or Schering, as the case may be (in each case, an Indemnifying Party), the Indemnified Party will as soon as reasonably practicable give notice to the Indemnifying Party, including full particulars of any Third Party Claim to the extent known to the Indemnified Party.  Failure to give timely notice to the

Indemnifying Party will not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay.  The Indemnifying Party will have the right, by prompt notice to the Indemnified Party, to assume the defense of the matter at the cost of the Indemnifying Party.  For the avoidance of doubt, all indemnification claims in respect of a Schering Indemnitee or Metabasis Indemnitee shall be made solely by Schering or Metabasis, respectively.

10.4           Indemnification Procedure

(a)              Upon assumption of the defense of a Third Party Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Third Party Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnifying Party (in the event that it is ultimately decided by a court of law that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim); (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Third Party Claim; and (iv) the Indemnifying Party shall have the right to settle the Third Party Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party.

(b)              The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense.  In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all its related reasonable out-of-pocket expenses.

(c)              If the Indemnifying Party does not defend the Third Party Claim, the Indemnified Party shall retain control of the defense thereof.  The Indemnified Party may appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnified Party.  The Indemnified Party may defend such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed of the status of such Third Party

Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense.  In addition, the reasonable and verifiable costs and expenses, including attorneys’ fees and disbursements, incurred by the Indemnified Party shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.5           Mitigation of Loss

Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any losses under this Article.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.6           Special, Indirect and Other Losses

EXCEPT FOR THIRD PARTY CLAIMS INDEMNIFIED UNDER SECTION 10.1 AND 10.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

10.7           No Exclusion

No Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

ARTICLE XI

CONFIDENTIALITY AND PUBLICATION

11.1           Confidentiality

Subject to Section 11.2, during the Term and for [***] after the Term, each Party will maintain in confidence all Confidential Information disclosed by the other Party pursuant to this Agreement, including any Confidential Information contained in Licensed Patents and Licensed Technology, and will not use such Confidential Information for any purpose except as permitted by this Agreement.  Neither Party will disclose such information and materials to

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anyone other than those of its Sublicensees, Affiliates, potential Sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party’s activities pursuant to this Agreement and each Party hereby agrees to protect such Confidential Information with the same degree of care with which such Party maintains its own proprietary information, but in no event less than reasonable care.  Each Party will obtain a written agreement from its Sublicensees, potential Sublicensees, consultants, agents and subcontractors (if any), prior to disclosure, to hold in confidence and not make use of such trade secrets or other proprietary information for any purpose other than as permitted by this Agreement.

11.2           Disclosure

The obligation of confidentiality in this Agreement does not apply to the extent that

(a)              either Party or their Affiliates (as such, the Recipient) are required to disclose Confidential Information by order or regulation of a governmental agency or a court of competent jurisdiction, or under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed) without first notifying the other Party and allowing such other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

(b)              the Recipient can demonstrate that (i) the disclosed Confidential Information was at the time of such disclosure to the Recipient already in (or later enters) the public domain other than as a result of actions of the Recipient, Recipient’s Affiliates, employees, Sublicensees, agents or subcontractors in violation of this Agreement; (ii) the disclosed Confidential Information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement or independently generated by the Recipient or its Affiliates at any time; or (iii) the disclosed Confidential Information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to either Party to this Agreement and not under a duty of confidentiality to the other Party;

(c)              with respect to a disclosure by Schering, disclosure is made to a government regulatory agency as part of such agency’s product license approval process for the Product, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent possible and, where appropriate, seek confidential treatment to the extent available; or

(d)              disclosure is necessary to obtain or secure patent protection of any Licensed Patents or Licensed Technology, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent possible and, where appropriate, seek confidential treatment to the extent available.

In addition to disclosures described above, each Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) regulatory filings for Products such Party has a license or right to develop hereunder; and (iii) prosecuting or defending litigation as permitted by this Agreement.

11.3           Publicity

(a)              Metabasis, Valeant and Schering shall agree on the form, content and timing of any initial press releases concerning this Agreement and the Valeant License Agreement which shall be issued promptly after the date of execution of this Agreement.  Following the date of execution of this Agreement, Metabasis may not originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to the terms and conditions of this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of Schering, unless such releases are limited substantially to Schering’s public announcements, which approval will not be unreasonably withheld or delayed.  Metabasis may use the substance of the initial press releases, Schering’s public announcements, and any other materials approved by Schering, in Metabasis’ investor relations and public relations activities.  Metabasis shall make no public announcement, either written, oral or in any medium relating to the safety or efficacy of or clinical data pertaining to Licensed Compound, except for statements in official correspondence with government patent authorities in support of Patent Rights, without the prior written approval of Schering, which approval will not be unreasonably withheld or delayed.  Nothing in the foregoing, however, shall prohibit Metabasis from making disclosures to the extent deemed necessary or appropriate under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange, provided same is accurate and complete.  In such event, however, Metabasis shall where applicable, request confidential treatment to the extent available, and where practical shall provide copies of the proposed disclosure reasonably in advance of such filing or other disclosure for Schering’s prior review and comment and shall give due consideration to any reasonable comments by Schering relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought, provided that Schering responds with such comments within [***] of receiving such copy and provided that such right of review and comment shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed.  For purposes of clarity, the term “business day” as used herein does not include a day on which the U.S. offices of Schering are closed, such as on weekends, national holidays and for the last week of December.

(b)              To the extent Schering originates any written publication, news release or other public announcement relating to this Agreement, Schering shall provide Metabasis with a copy of its proposed release or public disclosure for review and comment, provided that such right of review and comment shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed.  Schering shall give due consideration to any comments by Metabasis

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relating to such proposed press release or other public disclosure provided that Metabasis responds with such comments within [***] of receiving such copy.

(c)              Notwithstanding the foregoing, Schering shall be entitled to (i) issue press releases and other public statements to the extent necessary or useful in connection with the development or commercialization of the Product, including in connection with sublicensing and subcontracting transactions; and (ii) publish or have published information about clinical trials related to the Product, including the results of such clinical trials on the clinicaltrials.gov website.

11.4           Scientific Publications

Schering shall be free to publish scientific articles about the Licensed Compound or Products in scientific publications but Metabasis may only do so with the prior written consent of Schering.  Schering will first provide Metabasis with a copy of the proposed publication for review and comment.  Schering shall give due consideration to any reasonable comments by Metabasis relating to such proposed press release or other public disclosure.  Notwithstanding the foregoing, Metabasis shall be free to publish scientific articles concerning the HepDirect Technology generally and concerning a compound which may become a Substituted Compound but only prior to its becoming a Substituted Compound, provided, however, that Schering is given thirty (30) days advanced written notice by Metabasis of any such proposed publication concerning the HepDirect Technology generally or concerning a compound which may become a Substituted Compound and provided further that (a) Schering may delay such publication for a reasonable period of time, not to exceed three (3) months, to allow for any Patent Rights to be filed; and (b) Schering may request that any Schering Confidential Information contained within such draft publication is removed.

ARTICLE XII

TERM AND TERMINATION

12.1           Term

(a)              The Term of this Agreement (the Term) commences as of the Amended Closing Date and, unless sooner terminated in accordance with this Agreement, will expire in each country in the Territory with respect to a Product upon the occurrence of the later of

(i)         the expiration or invalidation of the last to expire or be invalidated of the Licensed Patents which but for this Agreement would be infringed by the sale of such Product using such Licensed Patents in such country,

(ii)        [***] after the First Commercial Sale in such country of such Product.

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(b)              Upon expiration of the Term in a country with respect to any Product, Schering will have a perpetual, fully paid-up, fully and freely sub-licensable, royalty free, exclusive license within the Field in such country to exercise the rights granted in Article II relating to the Licensed Compound and/or Product.

12.2           [Intentionally omitted]

12.3           Termination For Cause

(a)              Either Party (as such, the Non-Breaching Party) may terminate this Agreement upon written notice with immediate effect if:

(i)         the other Party (as such, the Breaching Party) has not complied with any of its material obligations under this Agreement; and

(ii)        the Non-Breaching Party gives written notice to the Breaching Party specifying the nature of the default, requiring the Breaching Party to cure the default, and referring to the Non-Breaching Party’s right to terminate this Agreement pursuant to this Section 12.3; and

(iii)       the default is not cured within [***] after the receipt of such written notice (or, in the event that cure cannot be effected within such [***] period, reasonable efforts by the Breaching Party are not commenced and continuing throughout such period and the default is not finally cured within [***] after the receipt of such notice).

(b)              A Party entitled to terminate this Agreement under this Section 12.3 may elect to terminate with respect to a particular country or countries in the Territory rather than the entire Territory by giving written notice of such election in the notice of intent to terminate the license.  If a Party elects to terminate with respect to a particular country, the licenses and other rights granted to Schering pursuant to Article II with respect to that particular country will terminate.

(c)              Notwithstanding Section 12.3(a), if the default of the Breaching Party giving rise to the Non-Breaching Party’s right of termination is of a non-financial nature and is limited to a particular country or countries, other than a Major Market Country, and the results of that default extend only within that country or countries, the Non-Breaching Party may terminate the license only with respect to the country or countries where such default has occurred.  Nothing in this Section 12.3 shall limit any remedies otherwise available to either Party.

(d)              Waiver by either Party of any event or succession of events giving rise to the right of termination will not deprive the waiving Party of the right to terminate this Agreement under this Section 12.3 on the basis of any subsequent event giving rise to such right.

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12.4           Rights and Obligations Upon Termination for Cause

(a)              Upon any termination by Metabasis under Section 6.1 or Section 12.3 with respect to a particular country or countries, all licenses and other rights granted to Schering pursuant to Article II will terminate pursuant to Section 12.5.3 with respect to such country or countries.  Upon such termination, the Program Transfer Provisions will apply with respect to such country or countries only.

(b)              Upon any termination by Schering under Section 12.3, Schering in its sole option and discretion may in such termination notice elect to either (A) terminate this Agreement in its entirety in which case all licenses granted hereunder shall cease with immediate effect; or (B) continue to exercise the licenses granted to Schering in which case the following terms shall apply:

(i)         any licenses granted by Schering to Metabasis (other than those set forth in Section 8.4(d), which licenses shall continue in full force and effect) will terminate and revert to Schering;

(ii)        the licenses granted by Metabasis to Schering under Article II will remain in effect in accordance with their respective terms, including Schering’s obligation to pay Metabasis the royalties as set forth in Section 4.3 and the Milestone Payments as set forth in Section 4.2, provided that such license shall henceforth be freely sub-licensable and the restrictions on sub-licensing in Section 2.2 shall no longer apply and provided further that Schering shall have the right to offset the full amount of damages it has suffered as a result of Metabasis’ breach against any royalties or Milestone payments that would otherwise be payable in accordance with Section 4.3 or 4.2;

(iii)       the provisions of Section 2.7 (Non-Competition) shall continue to apply;

(iv)      Schering shall continue to have the right to Handle and defend the Licensed Patents and Schering Patents as specified in Article VIII;

(v)       Schering will have no further obligation to disclose any Confidential Information to Metabasis and Schering may request the immediate return or destruction of any Confidential Information already disclosed to Metabasis; and

(vi)      Schering shall have no further obligations and Metabasis will have no further rights under Section 5.1, 5.2, and 5.3; and

(vii)     Except as amended as described above, the rights and obligations of Schering and Metabasis under this Agreement shall continue in full force and effect.

12.5           Schering Termination Without Cause

12.5.1         Upon [***] written notice to Metabasis, Schering may in its sole discretion terminate this Agreement, in its entirety or in one or more countries other than a Major Market Country.

12.5.2         If Schering terminates this Agreement pursuant to Section 12.5.1 the Program Transfer Provisions will apply.

12.5.3         Upon Schering’s termination of this Agreement pursuant to Section 12.5.1 or Metabasis’ termination of this Agreement with respect to one or more countries pursuant to Section 6.1(c), Schering’s rights with respect to those countries included in the licenses and any other rights granted by Metabasis hereunder respecting those countries, will automatically terminate and will immediately and automatically revert to Metabasis; provided, however, that Schering will have [***] from Schering’s termination of the Agreement to complete the sale of any Product then in inventory, subject to payment of royalties and milestone payments pursuant to Article V.

12.5.4         If Schering terminates this Agreement pursuant to Section 12.5.1 or Metabasis terminates this Agreement pursuant to Sections 6.1(c) or 12.3, then the following obligations will apply (the Program Transfer Provisions).  Where termination is by Metabasis pursuant to Sections 6.1 (c) or 12.3 and relates to a particular country or countries, the Program Transfer Provisions, including any license granted by Schering as described below, shall apply only in the country or countries where Schering’s license rights have been terminated.

(a)              Schering will promptly provide to Metabasis all preclinical and clinical data and all regulatory data, in each case relating to the Licensed Compound or any Product and generated by or on behalf of Schering and Schering will grant to Metabasis an irrevocable, exclusive license (with the right to sublicense) for the use of all such data solely to develop, make, have made, use, import, export, have imported, have exported, offer to sell, sell, and have sold the Licensed Compound and Products, provided, however, that such license grant shall not apply to data that relates to an active pharmaceutical ingredient other than the Licensed Compound in a Combination Product.

(b)              Schering will promptly provide to Metabasis reasonably detailed disclosure of all Program Improvements, Program Patents and any other know-how or information Controlled by Schering or its Affiliates to the extent necessary to, used with respect to, or in Schering’s reasonable estimation material to the continued development or commercialization of, any Product, and Schering will grant to Metabasis an irrevocable, exclusive license (with the right to sublicense) for the use of all such Program Improvements, Program Patents, know-how and information solely to develop, make, have made, use, import, export, have imported, have exported, offer to sell, sell, and have sold Licensed Compound and Products.

(c)              Schering will transfer to Metabasis the ownership of all regulatory submissions and filings related to the Product, including all INDs, NDAs and other Regulatory Approvals

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applicable to the Licensed Compound and the Product in the terminated country or countries only.

(d)              Schering shall be entitled, during the [***] following termination of the Agreement to finish any work-in-progress and to sell any inventory of the Product that remains on hand as of the date of the termination, provided that Schering continue to pay Metabasis the royalties applicable to such subsequent sales in accordance with the term and conditions of this Agreement.

(e)              Where the termination relates to all countries in the Territory, Metabasis shall have the option, exercisable within [***] following the effective date of such termination and subject to Section 12.5.4(d) above, to purchase any supplies of Licensed Compound and Product obtained by Schering or any Schering Affiliate but excluding any Generic Affiliate, for the purposes of developing, making, having made, using, importing and selling Licensed Compound and any Products.  Such Licensed Compound and Product shall be supplied out of existing Schering inventory at Schering’s Fully Burdened Manufacturing Costs.  Notwithstanding the foregoing, if any Product is being marketed and Schering (or any of its Affiliates excluding any Generic Affiliates) is then supplying such Product, Schering will (or will cause its Affiliates but excluding any Generic Affiliates ) continue to supply such Product, at a cost of (i) [***] if such Termination is only with regard to one or more countries, or (ii) [***] if such Termination is for the entire Agreement, of the Fully Burdened Manufacturing Costs of Schering (or its Affiliates but excluding any Generic Affiliates), for a reasonable period of time to allow Metabasis to obtain an alternate source of supply, but for no longer than (i) the Term, if such Termination is only with regard to one or more countries, or (ii) [***] following the effective date of such termination if such Termination is for the entire Agreement.  If a Third Party is then supplying Licensed Compound or any Product, Schering will notify such Third Party supplier of the transfer of rights to the Licensed Compound and Product pursuant to this Agreement and acknowledges that such Third Party supplier may but is under no obligation to continue to supply Metabasis.

(f)               Where the termination relates to all countries in the Territory, Schering will make a reasonable number of appropriate personnel available to Metabasis to assist in effecting an orderly transition to Metabasis of the information and rights contemplated above in this Section 12.5 for a period of up to [***] following the effective date of termination.  Thereafter, Schering will give good faith consideration to providing such additional personnel as Metabasis reasonably requires in relation to such transition, such personnel to be provided at Metabasis’ cost and expense.

(g)              As to any Product which is being marketed under a trademark Controlled by Schering or its Affiliates but excluding any Generic Affiliates and used exclusively with Products, Schering will assign all such trademarks to Metabasis.

(h)              In consideration for the license by Schering to Metabasis as described in 12.5.4(a) and (b) above, in the event Metabasis shall utilize the data, Program Improvements, Program Patents or know how specified in 12.5.4(a) or (b) Metabasis shall pay Schering a royalty as

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follows, provided that no such royalty shall be payable in the event Schering shall terminate the Agreement with regard to one or more countries as set forth in Section 12.1:

(i)         Pre-Completion.  If the termination applicable to this Section 12.5.4 shall be effective [***], Metabasis shall pay Schering a royalty of [***] on net sales of Product(s) invoiced by or on behalf of Metabasis and any Metabasis Affiliate, licensee or sublicensee for the Product(s), where net sales and payment terms shall have an equivalent meaning to the definition of Net Sales and payment terms in this Agreement in relation to Schering.

(ii)        Pre-Launch.  If the termination applicable to this Section 12.5.4 shall be effective [***], Metabasis shall pay Schering a royalty [***] on net sales of Product(s) invoiced by or on behalf of Metabasis and any Metabasis Affiliate, licensee or sublicensee for the Product(s), where net sales and payment terms shall have an equivalent meaning to the definition of Net Sales and payment terms in this Agreement in relation to Schering.

(iii)       Post-Launch.  If the termination applicable to this Section 12.5.4 shall be effective [***], Metabasis shall pay Schering a royalty of [***] on net sales of Product(s) invoiced by or on behalf of Metabasis and any Metabasis Affiliate, licensee or sublicensee for the Product(s), where net sales and payment terms shall have an equivalent meaning to the definition of Net Sales and payment terms in this Agreement in relation to Schering.

12.6           Metabasis Change of Control and Insolvency Event

Within [***] days after any Metabasis Change of Control and/or any Metabasis Insolvency Event, Schering may upon written notice to Metabasis (or its successor) immediately terminate the Development Steering Committee and any obligations upon Schering to provide Metabasis with reports or updates relating to the development and/or commercialization of the Licensed Compound and/or Product(s) shall immediately cease.  From and after any such termination, Schering will have no further obligation to disclose any Confidential Information to Metabasis or its successor and Schering may request the immediate return or destruction of any Confidential Information already disclosed to Metabasis.  Except as terminated as described above, the rights and obligations of Schering and the Metabasis successor under this Agreement shall continue in full force and effect.

12.7           Surviving Provisions

The Parties’ rights and obligations under Sections 4.8, 6.2, 8.4, 11.1, 11.2, 11.3 and Articles X, XII, XIII, XIV, and XV will survive any termination and expiration of this Agreement.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights accrued to the benefit of either Party prior to termination or expiration and will not relieve either Party from obligations expressly indicated to survive termination or

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expiration of this Agreement.  Termination or expiration of this Agreement will not terminate Schering’s obligation to pay all royalties accrued prior to the effective date of termination or expiry.  Any other provisions of this Agreement required to interpret and enforce the Parties’ rights and obligations under this Agreement will also survive to the extent required for the full observation and performance of this Agreement by the Parties.

ARTICLE XIII

ASSIGNMENT; SUCCESSORS

13.1           Assignment

(a)              Subject to Section 13.1(d), neither this Agreement nor any interest under this Agreement may be assigned by Schering to a Third Party without the prior written consent of Metabasis, except that Schering may assign this Agreement to the acquirer of its entire hepatitis business unit, which acquirer agrees in writing to assume all of the obligations of Schering under this Agreement.  Metabasis will not unreasonably withhold or delay such consent and will inform Schering of its decision in writing within [***] of receipt of such written notice.  The Parties hereby agree that it will be deemed reasonable for Metabasis to withhold such consent if there is a reasonable likelihood that it will suffer a material financial harm as a result of such assignment or if such Third Party assignee does not have the development and commercial capabilities and resources, as appropriate, available to support and exploit the Licensed Compound and Product throughout the Territory in accordance with this Agreement.

(b)              Subject to Section 13.1(d) and to the Metabasis Change of Control provisions described elsewhere in this Agreement, neither this Agreement nor any interest under this Agreement may be assigned by Metabasis without the prior written consent of Schering, except that Metabasis may assign this Agreement to the acquirer of its along, with its Affiliates’, entire business and assets which acquirer agrees in writing to assume all of the obligations of Metabasis under this Agreement.

(c)              No assignment or sublicense will release either Party from any liability under this Agreement.

(d)              Each of Schering and Metabasis may assign this Agreement or any rights or performance obligations under this Agreement to any Affiliate or to any successor by merger, consolidation, sale or acquisition of all or substantially all of the assets used in the business which is the subject of this Agreement.

(e)              Any assignment not made in accordance with this Section 13.1 will be void.

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13.2           Binding Upon Successors and Assigns

Subject to the limitations on assignment under Section 13.1, this Agreement binds all successors in interest and assigns of Metabasis and Schering.  Any successor or assignee of Schering’s or Metabasis’ interest will expressly assume in writing the performance of all the terms and conditions of this Agreement and the Other Agreements to be performed by Schering or Metabasis, as the case may be.

13.3           Parties Responsible for Performance of Affiliates

Each Party shall remain responsible for the performance of this Agreement by its Affiliates to which this Agreement has been assigned, and shall cause such Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

ARTICLE XIV

DISPUTE RESOLUTION

14.1           Arbitration

Subject to Section 14.2, any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach thereof, including any subsequent amendments, may be referred to and finally settled by arbitration in accordance with the commercial rules of the [***] in force on the date of commencement of the arbitration.  The arbitration will be final and binding, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There will be three arbitrators, one arbitrator selected by Metabasis and one arbitrator selected by Schering, which arbitrators will then jointly select the third arbitrator.  If either party fails to nominate an arbitrator within [***] from the date of notification made to it of the other Party’s request for arbitration, then the third arbitrator will be appointed in accordance with [***] rules.  The place of the arbitration will be New York, USA and the laws of the State of New York will be applied.  Each of the arbitrators will have at least 10 years experience in commercial transactions.  The arbitration will commence within [***] after appointment of the arbitrators and will continue uninterrupted, unless otherwise suspended by the arbitrators for good cause, for not longer than [***] (including without limitation any discovery permitted by the arbitrators).  The arbitrators will, within such [***] period, render a written decision with findings of fact and conclusions of law and deliver such decision to the Parties.  No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited.  The decision of the arbitrators will be final and non-

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appealable and binding upon the Parties, and may be entered and enforced in any court having jurisdiction.  The Parties shall share the costs of the arbitration equally.

14.2           Pre-Arbitration Dispute Resolution

No dispute under this Agreement will be referred to arbitration under Section 14.1 until the following procedures have been satisfied.  [***] and, depending on whether the dispute is one which relates to a pre-approval or post-approval matter, the [***] (or designees with similar authority to resolve such dispute) will meet to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement.  Such review will be initiated by one Party sending written notice of the dispute to the other Party, and as soon as practicable, but in any event within [***] of such notice, the designated representatives of the Parties will meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve such dispute within [***] after a meeting to discuss the dispute, either Party may at any time provide written notice to the other Party specifying the terms of the dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 14.1.

14.3           Provisional Remedy

Nothing in this Agreement limits the right of either Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this agreement to arbitrate.

14.4           Confidentiality

Subject to Article 11 or as otherwise required by law, the existence of the dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed ruling, and briefs), and the rulings of the arbitrators will be deemed Confidential Information.  The arbitrators will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

ARTICLE XV

GENERAL PROVISIONS

15.1           Relationship of the Parties

For purposes of this Agreement, the relationship of Metabasis to Schering is that of an independent contractor.  Metabasis and Schering are not joint venturers, partners, principal and agent, master and servant or employer and employee.  With respect to the subject matter of this

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Agreement, Metabasis and Schering have no power to bind or obligate each other in any manner, other than as expressly set forth in this Agreement.  A change of this relationship is not excluded by this Agreement.

15.2           Excusable Delay

The failure or omission by a Party in the performance of any obligation under this Agreement will not be deemed a breach of this Agreement or create any liability if it arises from any cause or causes beyond the control of the Party, such as strikes, riots, war, acts of God, invasion, fire, explosion, floods, pandemic, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities.  If due to such an event either Party is delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act will be excused for the period of the delay not to exceed [***].  A Party subject to such an excusable delay will use commercially reasonable efforts to resolve any condition forming the basis of the delay.

15.3           Notices

All notices, consents, requests, waivers and other communications required or permitted under this Agreement:

(a)              must be in writing, signed by an authorized officer of the sender , and sent by personal delivery, fax (with confirmation copy), internationally recognized courier, or certified or registered mail, postage prepaid (airmail where applicable);

(b)              will be deemed to be given when actually received; and

(c)              must be sent to the receiving Party at the address or fax number, as applicable, set forth below, or any replacement address or fax number notified to the sender by notice actually received by the sender:

if to Metabasis, to:

Metabasis Therapeutics, Inc.
9390 Towne Centre Drive
San Diego, California 92122
Attention: Chief Executive Officer

with a copy to:

Michael J. O’Donnell
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050

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if to Schering, to:

Schering Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033-0530
Attention: Vice President, Global Licensing and Strategic Alliances
Fax No.: 908-298-7366

with a copy to:

Senior Legal Director, Licensing
Fax No.: 908-298-2739

15.4           Expenses

Except as expressly provided otherwise in this Agreement, all legal and other costs and expenses incurred in connection with the negotiation and entering into of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs or expenses.

15.5           Further Assurances

Except as expressly provided elsewhere in this Agreement, each Party will at its expense promptly execute and deliver any further instruments and documents and take any further action as the other Party may reasonably request in order to give effect to the transactions contemplated by this Agreement.

15.6           Amendment

This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the Parties.

15.7           Waiver

A Party may, by written instrument executed by such Party, extend the time for the performance of any obligations of the other Party, waive any inaccuracies and representations by the other Party in this Agreement or in any document delivered pursuant to this Agreement or waive compliance by the other Party with any of the covenants, conditions or performance of any of its obligations under this Agreement.  Any such waiver or failure to insist upon strict compliance with such covenant, condition or obligation will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

15.8           No Third Party Beneficiaries

This Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than Valeant and the successors-in-interest and permitted assigns of each Party.

15.9           Entire Agreement

This Agreement, together with the Assignment Agreement, constitute the entire agreement between the Parties with respect to its subject matter and, upon the Amended Closing Date, supersedes all prior discussions, negotiations, correspondence, agreements, and understandings, both oral and written, between the Parties with respect to its subject matter, including without limitation the Original Agreement.

15.10        Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  If a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a party because of the authorship of any provision of this Agreement.

15.11        Incorporation of Exhibits

All Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.

15.12        Counterparts

This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute one and the same agreement.

15.13        Severability

If any provision of this Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Agreement in such jurisdiction, (ii) every other provision of this Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Agreement in any other jurisdiction.

15.14         Bankruptcy

All rights and licenses granted under or pursuant to this Agreement by Metabasis to Schering are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Schering, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

15.15        Remedies Cumulative

The rights and remedies of the Parties under this Agreement are in addition to any other rights available to them at law or in equity.  The use of any right or remedy by a Party does not preclude or waive the right to use any other remedies.  This Section 15.15 does not limit the obligations of the Parties under Section 14.1 and Section 14.2.

15.16        Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles regarding conflicts of law.

15.17        Antitrust Filings

Each of Schering and Metabasis agrees to prepare and make appropriate filings under the Hart-Scott Rodino (HSR) Act and other antitrust requirements relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable, but in any event within ten (10) days after the Execution Date (the “Antitrust Filing Date”).  The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the FTC, the Antitrust Division of the Department of Justice and any other applicable agency or authority, any information reasonably requested by them in connection with such filings.  Other than the provisions of Articles XIV and XV (including this Section 15.17) and Sections 11.1, 11.2, 11.3, and 12.1(a), the rights and obligations of the Parties under this Agreement shall not become effective until the waiting period provided by the HSR Act shall have terminated or expired without any action by any government agency or challenge to the transaction or any other timeline required by another relevant agency or authority (the date of such termination or expiration shall be the “Amended Closing Date” of this Agreement).  Upon the occurrence of the Amended Closing Date, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties.  In the event that antitrust clearance from the FTC, Antitrust Division of the Department of Justice or any other required agency or authority is not obtained within ninety (90) days after the Antitrust Filing Date, or such other date as the Parties may mutually agree, this Agreement may be terminated by either Party on written notice to the other.  In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance of this transaction, the parties will negotiate in good faith in accordance with Section 15.13.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

METABASIS THERAPEUTICS, INC.

By:	/s/ Paul Laikind
Name	Paul Laikind
Title:	President and Chief Executive Officer

SCHERING CORPORATION

By	/s/ Michael J Dubois
Name:	Michael J. Dubois
Title:	Vice President

SCHEDULE A

CONFIDENTIAL

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SCHEDULE B

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EXHIBIT A

LICENSED COMPOUND

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EXHIBIT B

SAMPLE INVOICE

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EXHIBIT C

FULLY BURDENED MANUFACTURING COST

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METABASIS SCHEDULE OF EXCEPTIONS

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